Exhibit (c)(3) Project Atlas Follow-Up Materials November 2018Exhibit (c)(3) Project Atlas Follow-Up Materials November 2018

Oslo Illustrative Sum-of-the-Parts Analysis

- Assumes 20x multiple on 2018E Fee-Related Earnings and 10x multiple on 2018E Net Incentive Income based on Berlin September 2018 Investor Day Presentation assumptions
- 2018E earnings metrics represent average of broker estimates
  - Equity-based compensation deducted from net incentive income
- Balance sheet figures reflect latest actual book values
  - Assumes market value equal to book value for illustrative purposes

($ in millions, except per share data)	Metric	Illustrative Multiple	Implied Equity Value
2018E Fee-Related Earnings[1]	$218	20.0x	$4,355
2018E Net Incentive Income[2]	178	10.0x	1,781
Q3'18 Investments in Funds[3]	1,720	1.0x	1,720
Q3'18 Net Accrued Incentives	915	1.0x	915
Q3'18 Net Cash	267	1.0x	267
Total Equity Value			**$9,038**
Shares Outstanding (M)			161.902
Implied Value Per Share			**$55.82**
Current Share Price			$40.71
Implied Premium			*37.1%*

P / W / P
PERELLA WEINBERG PARTNERS

Source: Company filings, Wall Street research, FactSet as of 11/05/2018
Notes: Excludes value attributable to shadow AUM
(1) Includes 20% share of Dublin earnings
(2) Reflects realized incentive income, net of incentive compensation and equity-based compensation
(3) Excludes Dublin investment

2

Berlin / REIT Index Correlation Analysis

- Berlin's share price has generally moved in line with the broader REIT sector
  - MSCI US REIT Index represents ~99% of the US REIT universe
- Analysis based on daily change in share price over the last year
  - Implied beta vs. the MSCI U.S. REIT Index of **0.40**



10.0%
5.0%
-%
(5.0%)
(10.0%)
(15.0%)
Nov-17
Jan-18
Mar-18
May-18
Jul-18
Sep-18
Nov-18
1.9%
(3.3%)
Berlin
MSCI US REIT Index

P / W / P
PERELLA WEINBERG PARTNERS

Source: FactSet as of 11/05/2018

3

Legal Disclosures This Presentation has been provided to you by Perella Weinberg Partners and its affiliates (collectively “Perella Weinberg Partners” or the “Firm”) and may not be used or relied upon for any purpose without the written consent of Perella Weinberg Partners. The information contained herein (the “Information”) is confidential information. By accepting this Information, you agree that you will, and you will cause your directors, partners, officers, employees, attorney(s), agents and representatives to, use the Information only for your informational purposes and for no other purpose and will not divulge any such Information to any other party. Any reproduction of this Information, in whole or in part, is prohibited. These contents are proprietary information and products of Perella Weinberg Partners. The Information contained herein is not an offer to buy or sell or a solicitation of an offer to buy or sell any corporate advisory services or security or to participate in any corporate advisory services or trading strategy. Any decision regarding corporate advisory services or to invest in the investments described herein should be made after, as applicable, reviewing such definitive offering memorandum, conducting such investigations as you deem necessary and consulting the investor’s own investment, legal, accounting and tax advisors in order to make an independent determination of the suitability and consequences of an investment or service. Nothing contained herein should be construed as tax, accounting or legal advice. You (and each of your employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by these materials and all materials of any kind (including opinions or other tax analyses) that are provided to you relating to such tax treatment and structure. For this purpose, the tax treatment of a transaction is the purported or claimed U.S. federal income tax treatment of the transaction and the tax structure of a transaction is any fact that may be relevant to understanding the purported or claimed U.S. federal income tax treatment of the transaction. 4Legal Disclosures This Presentation has been provided to you by Perella Weinberg Partners and its affiliates (collectively “Perella Weinberg Partners” or the “Firm”) and may not be used or relied upon for any purpose without the written consent of Perella Weinberg Partners. The information contained herein (the “Information”) is confidential information. By accepting this Information, you agree that you will, and you will cause your directors, partners, officers, employees, attorney(s), agents and representatives to, use the Information only for your informational purposes and for no other purpose and will not divulge any such Information to any other party. Any reproduction of this Information, in whole or in part, is prohibited. These contents are proprietary information and products of Perella Weinberg Partners. The Information contained herein is not an offer to buy or sell or a solicitation of an offer to buy or sell any corporate advisory services or security or to participate in any corporate advisory services or trading strategy. Any decision regarding corporate advisory services or to invest in the investments described herein should be made after, as applicable, reviewing such definitive offering memorandum, conducting such investigations as you deem necessary and consulting the investor’s own investment, legal, accounting and tax advisors in order to make an independent determination of the suitability and consequences of an investment or service. Nothing contained herein should be construed as tax, accounting or legal advice. You (and each of your employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by these materials and all materials of any kind (including opinions or other tax analyses) that are provided to you relating to such tax treatment and structure. For this purpose, the tax treatment of a transaction is the purported or claimed U.S. federal income tax treatment of the transaction and the tax structure of a transaction is any fact that may be relevant to understanding the purported or claimed U.S. federal income tax treatment of the transaction. 4